Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form F-4) and related Offer to Exchange/Prospectus of BioNTech SE for the registration of American Depositary Shares and to the incorporation by reference therein of our report dated April 25, 2023, with respect to the consolidated financial statements of CureVac N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany
September 8, 2025